Exhibit (g)(3)

AMENDMENT TO THE AMENDED AND RESTATED MASTER CUSTODIAN AGREEMENT DATED OCTOBER 17, 2008 BETWEEN EACH REGISTERED INVESTMENT COMPANY IDENTIFIED IN APPENDIX A THERETO AND BROWN BROTHERS HARRIMAN & CO.

This AMENDMENT, dated as of June 12, 2012, to the Amended and Restated Master Custodian Agreement dated October 17, 2008 between BROWN BROTHERS HARRIMAN & CO. (the “Custodian”) and EACH REGISTERED INVESTMENT COMPANY IDENTIFIED ON APPENDIX A attached thereto (as such Appendix may be amended from time to time), each of which is a Massachusetts business  trust or a Maryland corporation, and each of which is registered with the Securities and Exchange Commission under the 1940 Act (each a “Fund”) on behalf of each of its series existing as of the date hereof and such additional series as may be notified from time to time in writing to the Custodian (the “Agreement”), amends the Agreement solely as between each Fund identified on Appendix I attached hereto and the Custodian as of the date specified in Appendix I for each Fund (each an “Effective Date”).  Appendix I may be updated from time to time with the written agreement of the Custodian and the relevant Fund.  This Amendment replaces and supersedes the previous amendment to the Agreement dated August 4, 2009 as of the Effective Date with respect to each Fund.   In consideration of the Custodian’s offering subcustodial services to the Fund in Russia, the Fund and the custodian agree that the Agreement is hereby amended as follows:

1.	Section 2.1 Safekeeping is amended by the addition of the following phrase as the end of said Section:

“The Custodian’s responsibility for safekeeping equity securities of Russian issuers  (“Russian Equities”) hereunder shall be limited to the safekeeping of relevant share extracts from the share registration books maintained by the entities providing share registration services to issuers of Russian Equities (each a “Registrar”) indicating an investor’s ownership of such securities (each a “Share Extract”).

2.	Section 2.2 Manner of Holding Securities is amended by the addition of the following at the end of said Section:

“With respect to Russia, the Fund hereby expressly acknowledges that a Subcustodian for Russian securities may from time to time delegate any of its duties and responsibilities to any securities depository, clearing agency, share registration agent or sub-subcustodian (collectively, “Russian Agent”) in Russia, including without limitation Rosvneshtorgbank (also called Vneshtorgbank RF) (“VTB”).  The Fund acknowledges that the rights of the Subcustodian against any such Russian Agent may consist only of a contractual claim against the Russian Agent.

The Custodian will be liable to the Fund to the extent that the Fund incurs a loss that results from the negligence or willful misconduct of the Custodian, the Subcustodian or any sub-subcustodian (which for avoidance of doubt shall not include share registration agents appointed as agent of the Russian issuer).  In addition, the Custodian and/or the Subcustodian will be liable to the Fund for any Fund loss directly resulting from the negligent or willful conduct of the Subcustodian’s nominees, directors, officers and employees.

The Custodian shall instruct a Subcustodian to endeavor to assure that registration thereof shall be reflected on the books of the issuer’s Registrar, subject to the following conditions, but shall in no event be liable for losses or costs incurred as a result of delays or failures in the registration process, including without limitation the inability to obtain or enforce relevant Share Extracts.  Such registration may be in the name of nominee of a Subcustodian.  In the event registration is in the name of a Portfolio, the Fund hereby acknowledges that only the Custodian or Subcustodian may give instructions to the Registrar to transfer or engage in other transactions involving the Russian Equities so registered.

A Subcustiodian may from time to time enter into contracts with Registrars with respect to the registration of Russian Equities (“Registrar Contracts”).  The Custodian has advised each such Subcustodian that such Registrar Contracts should provide for (i) regular share confirmations by the Subcustodian, (ii) reregistrations with set timeframes, (iii) use of a Subcustodian’s nominee name, (iv) direct access by auditors of the Subcustodian or its clients to share registers, and (v) specification of the Registrar’s responsibilities and liabilities. It is hereby acknowledged and agreed that the Custodian does not represent or warrant that such Registrar Contracts are enforceable.

If the Fund instructs the Custodian to settle a purchase of a Russian Equity, the Custodian will instruct a Subcustodian to endeavor on a best efforts basis to reregister the Russian Equity and obtain a Share Extract in a timely manner.

After completion of reregistration of a Russian Equity in respect of which a Subcustodian has entered into a Registrar Contract, the Custodian shall instruct the Subcustodian to monitor such registrar on a best efforts basis and to notify the Custodian upon the Subcustodian’s obtaining knowledge of the occurrence of any of the following events (“Registrar Events”): (i) a Registrar has eliminated a shareholder from the register or has altered registration records; (ii) a Registrar has refused to register securities in the name of a particular purchaser and the purchaser or seller has alleged that the registrar’s refusal to so register was unlawful; (iii) a Registrar holds for its own account shares of an issuer for which it serves a registrar; (iv) if a Registrar Contract is in effect with a Registrar, the Registrar notifies the Subcustodian that it will no longer be able materially to comply with the terms of the Registrar Contract; or (v) if a Registrar Contract is in effect with a Registrar, the Registrar has materially breached such Contract.  The Custodian shall inform the Fund of the occurrence of a Registrar Event provided the Custodian has in fact received actual notice thereof from the Subcustodian.

It shall be the sole responsibility of the Fund to contact the Custodian prior to executing any transaction in a Russian Equity to determine whether a Registrar Contract exists in respect of such issuer.

If the Fund instructs the Custodian by Proper Instruction to settle a purchase of a Russian Equity in respect of which the Subcustodian has not entered into a Registrar Contract, then the Custodian shall instruct the Subcustodian to endeavor to settle such transaction in accordance with Proper Instructions and with the provisions of Section 6.1 of this Agreement, notwithstanding the absence of any such Registrar Contract and without the Custodian being required to notify the Fund that no such Registrar Contract is then in effect, and it being understood that neither the Custodian nor the Subcustodian shall be required to follow the procedure set forth in the second preceding paragraph.

3.	Section 2.3 Registered Name, Nominee is amended by the addition of the following at the end of said Section:

“With respect to Russia, the Fund hereby expressly acknowledges the nominee concept of account ownership is not recognized in Russia.  Although the account with the Subcustodian will be opened in the name of BBH&Co. in the name of the Fund and on the Fund’s behalf as custodian, the Fund may not be considered the beneficial owner of the assets in that account under Russian law.

The Fund hereby expressly acknowledges that an unincorporated entity may not be recognized as a legal entity in Russia.  In addition, only recognized legal entities may grant a power of attorney to a custodian in Russia.  Accordingly, market participants (i.e., registrars) (i) may not recognize an unincorporated entity as a valid legal entity in Russia, (ii) may require documentation in support of legal status that does not exist based upon an unincorporated entity legal structure under applicable law, or (iii) may refuse to accept the supporting documentation that an unincorporated entity provides.  In addition and based upon entity status and/or an inability to produce requested or adequate documentation in support of legal status, third parties in Russia, (i) may refuse to accept a power of attorney given by the Custodian to Subcustodian for the purpose of exercising voting and other rights on the Custodian’s behalf in connection with Russian securities undergoing corporate actions, and (ii) may not pay or may delay receipt of entitlements to the Custodian’s account.”

4.	Section 2.4 Purchase by the Fund is amended by the addition of the following at the end of said Section:

“Without limiting the generality of the foregoing, the following provisions shall apply with respect to settlement of purchase of securities in Russia.  Unless otherwise instructed by Proper Instructions, the Custodian shall only authorize a Subcustodian to make payment for purchases of Russian Equities upon receipt of the relevant Share Extract in respect of the Portfolio’s purchases.  With respect to securities other than Russian Equities, settlement of purchases shall be made in accordance with securities processing or settlement practices which the Custodian in its discretion determines to be a market practice.  The Custodian shall only be responsible for securities purchased upon actual receipt of such securities at the premises of the Subcustodian, provided that the Custodian’s responsibility for securities represented by Share Extracts shall be limited to the safekeeping of the relevant Share Extract upon actual receipt of such Share Extract at the premises of the Subcustodian.’

5.	Section 2.6 Sales of Securities is amended by the addition of the following at the end of said Section:

“Without limiting the generality of the foregoing, the following provisions shall apply with respect to settlement of sales of securities in Russia.  Unless otherwise expressly instructed by Proper Instructions, settlement of sales of securities shall be made in accordance with securities processing or settlement practices which the Custodian in its discretion determines to be a market practice.  The Fund hereby expressly acknowledges that such market practice might require delivery of securities prior to receipt of payment and that the Fund bears the risk of payment in instances where delivery of securities is made prior to receipt of payment therefor in accordance with Proper Instructions received by the Custodian or pursuant to the Custodian’s determination in its discretion that such delivery is in accordance with market practice.  The Custodian shall not be responsible for any securities delivered from the premises of the Subcustodian from the time they leave such premises.”

6.	Section 2.20 Bills is amended by the insertion of the following at the end of said Section:

“It is agreed that the Fund shall be responsible for preparation and filing of tax returns, reports and other documents on any activities it undertakes in Russia which are to be filed with any relevant governmental or other authority and for the payment of any taxes, levies, duties or similar liability the Fund incurs in respect of property held or sold in Russia or of payments or distributions received in respect thereof in Russia.  Accordingly, the Fund hereby agrees to indemnify and hold harmless the Custodian from any loss, cost or expense resulting from the imposition or assessment of any such tax, duty, levy or liability or any expenses related thereto.”

7.	A new Section 9.12 Risk Acknowledgment is added after the end of the present Section 9.11:

“The Fund hereby acknowledges and represents to the Custodian that it has undertaken its own review of the risks associated with Investment in Russia and has concluded that such investment is appropriate for the Fund and in no way conflicts with the Fund’s constitutive documents, investment objective, duties to its shareholders or with any regulatory requirements applicable to the Fund.”

8.
 No provisions or term of this Amendment shall be interpreted or construed in a manner that is inconsistent with the SEC staff no-action letter granted to Templeton Russia Fund, Inc.  (April 18, 1995) or any subsequent SEC staff guidance or interpretation applicable to custody of investment company assets in Russia.

Miscellaneous

a)	Other than as amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

b)
By signing below where indicated, each of the Custodian and the Fund hereby ratifies and affirms each of the respective representations and warranties set forth in the Agreement and confirms that each such respective representation and warranty remains true and correct as of the date hereof.

c)
Upon receipt by the Custodian of a fully executed copy of this Amendment, this Amendment shall be deemed to be executed as an instrument under seal and governed by such laws as provided in the Agreement.  This Amendment may be executed in original counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same Amendment.  This Amendment together with the Agreement represents the entire agreement and understanding of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.	EACH REGISTERED INVESTMENT COMPANY IDENTIFITED ON APPENDIX A ATTACHED

By: /s/Michael A. Saunders	By: /s/John Millette

Name: Michael A. Saunders	Name: John Millette

Title: Managing Director	Title: Vice President & Secretary

APPENDIX I

TO THE

AMENDMENT DATED JUNE 12, 2012 TO THE AMENDED AND RESTATED MASTER CUSTODIAN AGREEMENT DATED OCTOBER 17, 2008 BETWEEN THE DWS FUNDS AND BROWN BROTHERS HARRIMAN & CO.

LIST OF REGISTERED INVESTMENT COMPANIES UNDER THE DWS FUNDS BOARD

SUBJECT TO THE TERMS OF THE AMENDMENT TO THE CUSTODIAN AGREEMENT

Fund                                                                                                      Effective Date

DWS INTERNATIONAL FUND, INC., on behalf of its series

DWS Diversified International Equity Fund                                                                                February 1, 2011

DWS Emerging Markets Equity Fund                                                                                           October 17, 2008

DWS World Dividend Fund (f/k/a DWS Europe Equity Fund)                                                 July 15, 2009

DWS GLOBAL/INTERNATIONAL FUND, INC.,

on behalf of its series

DWS Global Thematic Fund                                                                                                           October 17, 2008

DWS SECURITIES TRUST, on behalf of its series

DWS Gold & Precious Metals Fund                                                                                             March 1, 2011

DWS VARIABLE SERIES II on behalf of its series

DWS Diversified International Equity VIP                                                                                  October 17, 2008

DWS Global Thematic VIP                                                                                                     October 17, 2008

APPENDIX A TO THE
AMENDED AND RESTATED MASTER CUSTODIAN AGREEMENT DATED OCTOBER 17, 2008 BETWEEN
EACH REGISTERED INVESTMENT COMPANY IDENTIFIED AND
BROWN BROTHERS HARRIMAN & CO.

DATED AS OF September 30, 2011

DWS Global/International Fund, Inc.
DWS Enhanced Emerging Markets Fixed Income Fund
DWS Enhanced Global Bond Fund
DWS Global Thematic Fund
DWS RREEF Global Infrastructure Fund

DWS Global High Income Fund, Inc.

DWS International Fund, Inc.
DWS Diversified International Equity Fund
DWS Dreman International Value Fund
DWS Emerging Markets Equity Fund
DWS Latin America Equity Fund
DWS World Dividend Fund

DWS Securities Trust
DWS Clean Technology Fund
DWS Enhanced Commodity Strategy Fund
DWS Gold & Precious Metals Fund
DWS RREEF Global Real Estate Securities Fund

DWS Variable Series II
DWS Diversified International Equity VIP
DWS Global Thematic VIP

DWS Cayman Precious Funds Metals, Inc.

DWS Cayman Commodity Fund II, Ltd.

BROWN BROTHERS HARRIMAN & CO.	EACH REGISTERED INVESTMENT COMPANY IDENTIFITED ON THIS APPENDIX A

By: /s/Michael A. Saunders	By: /s/John Millette

Name: Michael A. Saunders	Name: John Millette

Title: Managing Director	Title: Vice President & Secretary